EXHIBIT 99.1

DELTA APPAREL, INC. ANNOUNCES A 2-FOR-1 STOCK SPLIT

DULUTH, Ga.--(BUSINESS WIRE)--August 15, 2002-- Delta Apparel, Inc. (AMEX-DLA) announced today that its Board of Directors has approved a 2-for-1 stock split of the Company's common stock.

The stock split will take the form of a 100% stock dividend to each shareholder of record as of September 6, 2002, with a payment date of September 20, 2002. As a result of the stock split, the number of outstanding shares of common stock will increase to approximately 4.0 million from approximately 2.0 million.

Robert W. Humphreys, President and CEO of Delta Apparel, stated "The Board's decision to approve a stock split recognizes our accomplishments of the past several years as well as the significant opportunities that are ahead of us. We are committed to actions that can contribute to the total return to our shareholders, and believe this will enhance our liquidity and make our common stock more attractive to a broader range of investors."

Delta Apparel, Inc. is a vertically integrated manufacturer and marketer of high quality knit apparel. The Company specializes in selling undecorated T-shirts, golf shirts and tank tops to distributors, screen printers and private label accounts. Delta Apparel has operations in six states, two company-operated sewing facilities in Honduras and one company-operated sewing facility in Mexico. The Company employs about 3,100 worldwide.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Delta Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Contact: Delta Apparel, Inc.
         Herb Mueller 678/775-6948